Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

December 2, 2009

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NEED EASY ACCESS TO VOLATILITY Barclays

2 NEW WAYTO TRADE EQUITY VOLATILITY

CLOSE IXI

An investment in iPath ETNs involves risks, including possible loss & principal. For a description of the main risks see “Risk Factors in the applicable prospectus.

Barclays Bank PLC has Filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has Filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus ii you request it by calling toll—Free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

iPath ETNs the “Securities” are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investors fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investments at maturity or upon redemption of your Securities even if the value of the relevant index has increased.

An investment in iPath ETHs linked to the performance of the S&P 500 VIX Short—Term Futures’TM Index TR and the S&P 500 VIX Mid—Term Futures Index TR is subject to risks associated with fluctuations, particularly a decline, in the performance of each index. Because the performance of each index is linked to the CBOE Volatility Index (the “VIX • Index”), the performance of each index will depend on many factors including, the level of that S&P 500Ai Index, the prices of captions on the S&P 500 Index, and the level of the VIX Index which may change unpredictably, affecting the value of futures contracts on the VIX Index and, consequently, the Level of each index. Additional factors that may contribute to fluctuations in the level of each index include prevailing market prices and forward volatility Levels of the U.S. stock markets and the equity securities included in the S&P 500 Index, the prevailing market prices of options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500) Index and the VIX Index, interest rates, supply and demand in the listed and over—the—counter equity derivative markets as well as hedging activities in the equity—linked structured product markets.

“Standard & Poor’s®”, “S&P©”, “S&P 500©”, “Standard Si Poor’s 500’”, “S&P 500 YD Short-Term Futures’s” — and “S&P 500 VIX Mid—Term Futures’TM” are trademarks of S&P and have been licensed for use by Barclays. “VIX” is a registered trademark of the CBOE and has been licensed for use by S&P. The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities or in the ability of either index to track market performance.

© 2009 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with permission, of their respective owners.

NOTICE

TRADE VOLATILITY:

2 NEW iPATH’ ETNs.

X iPath® S&P 500 ‘fiX Short-Term Futures ETN (VXZ 1 iPath S&P 500 VIX Mid-Term Futures ETN

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